Exhibit 99.1

Aug. 2, 2004	CONTACTS:	Investor Relations – Ronnetta Eaton
	Phone:	713/759-3994
	Toll Free:	800/659-0059

Media Relations – Kathleen A. Sauvé
	Phone:	713/759-3635
	24-Hour:	704/382-8333

TEPPCO PARTNERS, L.P. REPORTS SECOND QUARTER AND
FIRST HALF 2004 RESULTS

HOUSTON – TEPPCO Partners, L.P. (NYSE:TPP) today reported net income for second quarter 2004 of $37.8 million, or $0.43 per unit, compared with net income of $34 million, or $0.43 per unit for second quarter 2003. Net income for the six months ended June 30, 2004, was $78.2 million, or $0.88 per unit, compared with $67.9 million, or $0.86 per unit for the six months ended June 30, 2003.

Net income per Limited Partner and Class B units for the 2004 periods reflects 5.3 million units issued subsequent to second quarter 2003. The weighted-average number of Limited Partner and Class B units outstanding for second quarter and six months ended June 30, 2004, was 63 million for both periods, compared with 57.7 million for the corresponding 2003 periods.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $86.1 million for second quarter 2004, compared with $85 million in second quarter 2003. EBITDA was $179 million for the six months ended June 30, 2004, compared with $172 million in the prior year period.

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“We are very pleased with our second quarter results, with net income and EBITDA exceeding a very strong prior year quarter,” said Barry R. Pearl, president and chief executive officer of the general partner of TEPPCO. “Our upstream segment continued its outstanding performance, with record volumes for Seaway Crude Pipeline and substantial increases in South Texas system volumes from the assets acquired from Genesis Pipeline Texas, L.P.

“Our midstream segment continued to benefit from increased volumes on the Jonah Gas Gathering System, offsetting the impact of lower volumes on the Val Verde System. Our downstream segment continued its solid performance, with increased volumes and revenues nearly offsetting the impact of higher pipeline integrity expenses,” continued Pearl.

“We remain confident in achieving results within our previously stated EBITDA and earnings per unit ranges for 2004 of $340 million to $370 million and $1.55 to $1.85 per unit, respectively,” added Pearl.

OPERATING RESULTS BY BUSINESS SEGMENT

Upstream Segment

The upstream segment includes crude oil transportation, storage, gathering and marketing activities; and distribution of lubrication oils and specialty chemicals.

Operating income for the upstream segment was $8.5 million for second quarter 2004, compared with $11.6 million for second quarter 2003. Second quarter 2003 results included a $3.9 million gain on the sale of a portion of our undivided joint ownership interest in the Rancho Pipeline. Operating income was favorably impacted by increased crude oil margins and volumes from the Genesis assets acquired in November 2003 and lower environmental remediation expenses, partially offset by increased pipeline integrity management expenses, power costs and operating expenses related to the Genesis assets, and increased depreciation expense.

For the six months ended June 30, 2004, operating income was $18.5 million, compared with $15.2 million for the corresponding 2003 period, which included the $3.9 million gain on the sale of assets. Increased crude oil margins and operating revenues from the Genesis assets and lower environmental remediation expenses were partially offset by increased pipeline integrity management expenses, power, labor and depreciation expense.

Equity earnings from the investment in Seaway Crude Pipeline were $12.1 million, compared with $8.2 million for second quarter 2003. For the six months ended June 30, 2004, equity earnings from Seaway were $19 million, compared with $13.1 million for the corresponding 2003 period. The increase in equity earnings was due to increased long-haul volumes and gains on inventory sales. Long-haul volumes on Seaway averaged 275,000 barrels per day in second quarter 2004, compared with 204,000 barrels per day for second quarter 2003, and 253,000 barrels per day for the six months ended June 30, 2004, compared with 177,000 barrels per day for the corresponding 2003 period.

Midstream Segment

The midstream segment includes natural gas gathering services, and storage, transportation and fractionation of natural gas liquids (NGLs).

Operating income for the midstream segment was $19.3 million for second quarter 2004, compared with $19.6 million for second quarter 2003. The decrease was primarily due to lower coal bed methane volumes on the Val Verde System, increased pipeline maintenance and power costs, and a favorable gas settlement gain in 2003, partially offset by increased gas gathering volumes on the Jonah System attributable to the completion of the Phase III expansion, and increased NGL transportation volumes.

For the six months ended June 30, 2004, operating income was $37.5 million, compared with $38 million for the corresponding 2003 period. The year-to-year change in operating income was primarily due to the same factors noted above.

Downstream Segment

The downstream segment includes the transportation and storage of refined products, liquefied petroleum gases (LPGs) and petrochemicals.

Downstream operating income was $14.6 million for second quarter 2004, compared with $16.8 million for second quarter 2003. The decrease in operating income resulted from higher pipeline integrity management expenses and depreciation expense, partially offset by increased refined products transportation revenues and gains on the sale of product inventory.

For the six months ended June 30, 2004, operating income was $40.3 million, compared with $46.1 million for the corresponding 2003 period. The decrease in operating income was primarily due to an $8 million increase in pipeline integrity management expenses and increased depreciation expense, partially offset by increased refined products transportation revenues and increased inventory fees in first quarter 2004.

The equity loss from unconsolidated investments totaled $0.5 million for second quarter 2004, compared with equity earnings of $0.1 million for second quarter 2003. For the six months ended June 30, 2004, the equity loss from unconsolidated investments totaled $1.8 million, compared with an equity loss of $1.1 million for the corresponding 2003 period.

Equity earnings from Mont Belvieu Storage Partners, L.P. totaled $1.8 million and $1.9 million during second quarter 2004 and 2003, respectively. Equity earnings from Mont Belvieu Storage Partners totaled $4.4 million and $3.9 million during the six months ended June 30, 2004 and 2003, respectively. The increased equity earnings from Mont Belvieu in the first six months of 2004 resulted from increased storage revenues, resulting from the acquisition of storage assets in April 2004.

Equity losses from Centennial Pipeline totaled $2.3 million and $1.8 million during second quarter 2004 and 2003, respectively, and $6.2 million and $5 million during the six months ended June 30, 2004 and 2003, respectively. On a standalone basis, Centennial’s net income increased approximately $1.5 million and $1.9 million for second quarter 2004 and six months ended June 30, 2004, compared with the corresponding 2003 periods, due to increased transportation volumes, partially offset by increased operating expenses. However, as a result of intercompany transactions between TEPPCO and Centennial through a lease transportation agreement and the recording of intercompany eliminations, TEPPCO’s share of equity earnings from Centennial decreased between periods.

INTEREST EXPENSE

Second quarter 2004 interest expense – net was $16.4 million, including capitalized interest of $1.6 million. Interest expense – net was $22.6 million for second quarter 2003, including capitalized interest of $1 million. For the six months ended June 30, 2004, interest expense – net was $36 million, including capitalized interest of $2.4 million. Interest expense – net was $43.9 million for the six months ended June 30, 2003, including capitalized interest of $1.6 million. The decrease in interest expense in the first six months of 2004 was primarily due to a lower percentage of fixed rate debt, which carried a lower rate of interest.

NON-GAAP FINANCIAL MEASURES

The Financial Highlights table accompanying this earnings release and other disclosures herein include references to EBITDA, which may be viewed as a non-GAAP (Generally Accepted Accounting Principles) measure under the rules of the Securities and Exchange Commission (SEC). We define EBITDA as net income plus interest expense – net, depreciation and amortization, and a pro rata portion, based on our equity ownership, of the interest expense and depreciation and amortization of each of our joint ventures. We have included EBITDA as a supplemental disclosure because we believe EBITDA is used by our investors as a supplemental financial measure in the evaluation of our business. A reconciliation of EBITDA to net income is provided in the Financial Highlights table.

We believe EBITDA provides useful information regarding the performance of our assets without regard to financing methods, capital structures or historical costs basis. EBITDA should not be considered as an alternative to net income, as an indicator of our operating performance or as a measure of liquidity, including as an alternative to cash flows from operating activities or other cash flow data calculated in accordance with GAAP. Our EBITDA may not be comparable to EBITDA of other entities because other entities may not calculate EBITDA in the same manner as we do.

Information in the accompanying Operating Data table includes margin of the upstream segment, which may be viewed as a non-GAAP financial measure under the rules of the SEC. Margin is calculated as revenues generated from the sale of crude oil and lubrication oil, and transportation of crude oil, less the costs of purchases of crude oil and lubrication oil. We believe margin is a more meaningful measure of financial performance than operating revenues and operating expenses due to the significant fluctuations in revenues and expenses caused by variations in the level of marketing activity and prices for products marketed. A reconciliation of margin to operating revenues and operating expenses is provided in the Operating Data table accompanying this earnings release.

TEPPCO will host a conference call related to earnings performance at 8 a.m. CT on Tuesday, Aug. 3, 2004. Interested parties may listen live over the Internet or via telephone by dialing 888/532-2096, confirmation code 25055541. Please call in five to 10 minutes prior to the scheduled start time.

An audio replay of the conference call will also be available for seven days by dialing 800/252-6030, confirmation code 25055541. A replay and transcript will also be available by accessing the company’s Web site at www.teppco.com.

TEPPCO Partners, L.P. is a publicly traded master limited partnership, which conducts business through various subsidiary operating companies. TEPPCO owns and operates one of the largest common carrier pipelines of refined petroleum products and liquefied petroleum gases in the United States; owns and operates petrochemical and natural gas liquid pipelines; is engaged in crude oil transportation, storage, gathering and marketing; owns and operates natural gas gathering systems; and owns 50-percent interests in Seaway Crude Pipeline Company, Centennial Pipeline LLC, and Mont Belvieu Storage Partners, L.P., and an undivided ownership interest in the Basin Pipeline. Texas Eastern Products Pipeline Company, LLC, an indirect wholly owned subsidiary of Duke Energy Field Services, LLC, is the general partner of TEPPCO Partners, L.P.  For more information, visit TEPPCO’s Web site at www.teppco.com.

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TEPPCO Partners, L. P.

FINANCIAL HIGHLIGHTS

(Unaudited - In Millions, Except Per Unit Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Operating Revenues:
Sales of petroleum products	$1,232.8	$927.2	$2,414.9	$1,903.2
Transportation - Refined Products	39.0	37.8	69.9	64.7
Transportation - LPGs	13.7	13.4	42.5	44.2
Transportation - Crude oil	9.2	7.1	18.9	14.0
Transportation - NGLs	10.6	9.4	20.6	19.3
Gathering - Natural Gas	34.4	32.3	68.9	66.6
Other	14.9	13.6	36.9	28.0

Total Operating Revenues	1,354.6	1,040.8	2,672.6	2,140.0

Costs and Expenses:
Purchases of petroleum products	1,217.3	912.4	2,384.7	1,875.2
Operating expenses - general and administrative	58.1	50.9	115.7	98.5
Operating fuel and power	10.4	9.9	21.7	20.1
Depreciation and amortization	26.4	23.5	54.2	50.8
Gain on sale of assets	—	(3.9)	—	(3.9)

Total Costs and Expenses	1,312.2	992.8	2,576.3	2,040.7

Operating Income	42.4	48.0	96.3	99.3

Interest expense - net	(16.4)	(22.6)	(36.0)	(43.9)
Equity earnings (1)	11.6	8.3	17.2	12.0
Other income - net	0.2	0.3	0.7	0.5

Net Income	$37.8	$34.0	$78.2	$67.9

Net Income Allocation:
Limited Partner Unitholders	$26.9	$24.7	$55.6	$47.7
General Partner	10.9	9.2	22.6	18.4
Class B Unitholder (2)	—	0.1	—	1.8

Total Net Income Allocated	$37.8	$34.0	$78.2	$67.9

Basic Net Income
Per Limited Partner and Class B Unit	$0.43	$0.43	$0.88	$0.86

Weighted Average Number of Limited Partner and Class B Units	63.0	57.7	63.0	57.7

(1)   EBITDA

Net Income	$37.8	$34.0	$78.2	$67.9
Interest expense - net	16.4	22.6	36.0	43.9
Depreciation and amortization (D&A)	26.4	23.5	54.2	50.8
TEPPCO’s pro-rata percentage of joint venture
interest expense and D&A	5.5	4.9	10.6	9.4
Total EBITDA	$86.1	$85.0	$179.0	$172.0

(2)   Class B Units were repurchased and retired on April 8, 2003.

TEPPCO Partners, L.P.

BUSINESS SEGMENT DATA

(Unaudited - In Millions)

Three Months Ended June 30, 2004	Downstream	Midstream	Upstream	Intersegment Eliminations	Consolidated

Operating revenues	$62.4	$50.0	$1,242.9	$(0.7)	$1,354.6
Purchases of petroleum products	—	1.7	1,216.3	(0.7)	1,217.3
Operating expenses	38.6	14.9	15.0	—	68.5
Depreciation and amortization (D&A)	9.2	14.1	3.1	—	26.4

Operating Income	14.6	19.3	8.5	—	42.4

Equity (loss) earnings	(0.5)	—	12.1	—	11.6
Other - net	0.2	—	—	—	0.2

Income before interest	$14.3	$19.3	$20.6	$—	$54.2

Depreciation and amortization	9.2	14.1	3.1	—	26.4
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A	3.8	—	1.7	—	5.5

Total EBITDA	$27.3	$33.4	$25.4	$—	$86.1

Depreciation and amortization					(26.4)
Interest expense - net					(16.4)
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A					(5.5)

Net Income					$37.8

Three Months Ended June 30, 2003	Downstream	Midstream	Upstream	Intersegment Eliminations	Consolidated

Operating revenues	$60.0	$44.5	$936.7	$(0.4)	$1,040.8
Purchases of petroleum products	—	—	912.8	(0.4)	912.4
Operating expenses	36.2	10.9	13.7	—	60.8
Depreciation and amortization	7.0	14.0	2.5	—	23.5
Gain on sale of assets	—	—	(3.9)	—	(3.9)

Operating Income	16.8	19.6	11.6	—	48.0

Equity earnings	0.1	—	8.2	—	8.3
Other - net	0.1	—	0.2	—	0.3

Income before interest	$17.0	$19.6	$20.0	$—	$56.6

Depreciation and amortization	7.0	14.0	2.5	—	23.5
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A	3.2	—	1.7	—	4.9

Total EBITDA	$27.2	$33.6	$24.2	$—	$85.0

Depreciation and amortization					(23.5)
Interest expense - net					(22.6)
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A					(4.9)

Net Income					$34.0

TEPPCO Partners, L.P.

BUSINESS SEGMENT DATA

(Unaudited - In Millions)

Six Months Ended June 30, 2004	Downstream	Midstream	Upstream	Intersegment Eliminations	Consolidated

Operating revenues	$137.2	$100.2	$2,437.3	$(2.1)	$2,672.6
Purchases of petroleum products	—	3.0	2,383.8	(2.1)	2,384.7
Operating expenses	78.6	29.9	28.9	—	137.4
Depreciation and amortization (D&A)	18.3	29.8	6.1	—	54.2

Operating Income	40.3	37.5	18.5	—	96.3

Equity (loss) earnings	(1.8)	—	19.0	—	17.2
Other - net	0.5	—	0.2	—	0.7

Income before interest	$39.0	$37.5	$37.7	$—	$114.2

Depreciation and amortization	18.3	29.8	6.1	—	54.2
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A	7.3	—	3.3	—	10.6

Total EBITDA	$64.6	$67.3	$47.1	$—	$179.0

Depreciation and amortization					(54.2)
Interest expense - net					(36.0)
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A					(10.6)

Net Income					$78.2

Six Months Ended June 30, 2003	Downstream	Midstream	Upstream	Intersegment Eliminations	Consolidated

Operating revenues	$127.9	$91.4	$1,922.1	$(1.4)	$2,140.0
Purchases of petroleum products	—	—	1,876.6	(1.4)	1,875.2
Operating expenses	67.7	22.3	28.6	—	118.6
Depreciation and amortization	14.1	31.1	5.6	—	50.8
Gain on sale of assets	—	—	(3.9)	—	(3.9)

Operating Income	46.1	38.0	15.2	—	99.3

Equity (loss) earnings	(1.1)	—	13.1	—	12.0
Other - net	0.1	—	0.4	—	0.5

Income before interest	$45.1	$38.0	$28.7	$—	$111.8

Depreciation and amortization	14.1	31.1	5.6	—	50.8
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A	6.1	—	3.3	—	9.4

Total EBITDA	$65.3	$69.1	$37.6	$—	$172.0

Depreciation and amortization					(50.8)
Interest expense - net					(43.9)
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A					(9.4)

Net Income					$67.9

TEPPCO Partners, L. P.

Condensed Statements of Cash Flows (Unaudited) (In Millions)

	Six Months Ended June 30,
	2004	2003
Cash Flows from Operating Activities
Net income	$78.2	$67.9
Gain on sale of assets	—	(3.9)
Depreciation, working capital and other	54.0	68.5

Net Cash Provided by Operating Activities	132.2	132.5

Cash Flows from Investing Activities:
Proceeds from sale of assets	—	8.5
Acquisition of additional interest in Centennial Pipeline LLC	—	(20.0)
Acquisition of assets	(3.0)	(5.5)
Investments in Centennial Pipeline LLC	(1.5)	(1.0)
Investments in Mont Belvieu Storage Partners, L.P.	(17.2)	—
Capital expenditures, net (1)	(60.4)	(45.9)

Net Cash Used in Investing Activities	(82.1)	(63.9)

Cash Flows from Financing Activities:
Issuance of Senior Notes	—	198.6
Proceeds from revolving credit facility	149.8	335.0
Debt issuance costs	—	(3.1)
Payments on revolving credit facility	(99.8)	(504.0)
Issuance of Limited Partner Units, net	—	114.5
Repurchase and retirement of Class B Units	—	(113.8)
Distributions paid	(115.7)	(96.0)

Net Cash Used in Financing Activities	(65.7)	(68.8)

Net Decrease in Cash and Cash Equivalents	(15.6)	(0.2)
Cash and Cash Equivalents - beginning of period	29.5	31.0

Cash and Cash Equivalents - end of period	$13.9	$30.8

Supplemental Information:
Non-cash investing activities:
Net assets transferred to Mont Belvieu Storage Partners, L.P.	$—	$61.0
Interest paid (net of capitalized interest)	$41.2	$39.6

(1)                                 Includes capital expenditures for maintaining existing operations of $16.9 million in 2004, and $12.3 million in 2003.

TEPPCO Partners, L. P.

Condensed Balance Sheets (Unaudited)

(In Millions)

	June 30, 2004	December 31, 2003

Assets
Current assets
Cash and cash equivalents	$13.9	$29.5
Other	520.6	423.3

Total current assets	534.5	452.8

Property, plant and equipment - net	1,636.7	1,619.2
Intangible assets (1)	423.0	438.6
Equity investments	383.8	365.3
Other assets	67.3	65.1

Total assets	$3,045.3	$2,941.0

Liabilities and Partners’ Capital

Total current liabilities	$568.2	$475.6

Senior Notes (2)	1,122.7	1,129.7
Other long-term debt	260.0	210.0
Other non-current liabilities	19.8	16.4
Partners’ capital
Accumulated other comprehensive income	—	(2.9)
General partner’s interest (3)	(17.7)	(7.2)
Limited partners’ interests	1,092.3	1,119.4

Total partners’ capital	1,074.6	1,109.3

Total liabilities and partners’ capital	$3,045.3	$2,941.0

(1)   Includes the value of long-term service agreements between TEPPCO and its customers.

(2)         Includes $35.7 million and $42.9 million at June 30, 2004 and Dec. 31, 2003, respectively related to fair value hedges.

(3)   Amount does not represent a commitment by the General Partner to make a contribution to TEPPCO.

TEPPCO Partners, L. P.

OPERATING DATA

(Unaudited - In Millions, Except as Noted)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Downstream Segment:
Barrels Delivered
Refined Products	41.9	42.3	74.5	72.5
LPGs	8.8	6.8	22.0	20.5

Total	50.7	49.1	96.5	93.0

Average Tariff Per Barrel
Refined Products	$0.93	$0.89	$0.94	$0.89
LPGs	1.56	1.96	1.93	2.15

Average System Tariff Per Barrel	$1.04	$1.04	$1.17	$1.17

Upstream Segment (1):
Margins:
Crude oil transportation	$13.3	$11.3	$26.4	$22.1
Crude oil marketing	6.9	6.5	12.6	11.2
Crude oil terminaling	2.2	2.4	5.0	4.6
LSI	1.5	1.3	3.0	2.7
Total Margin	$23.9	$21.5	$47.0	$40.6

Reconciliation of Margin to Operating Revenue and Operating Expenses:

Sales of petroleum products	$1,231.0	$927.2	$2,411.8	$1,903.2
Transportation - Crude oil	9.2	7.1	18.9	14.0
Purchases of petroleum products	(1,216.3)	(912.8)	(2,383.7)	(1,876.6)
Total Margin	$23.9	$21.5	$47.0	$40.6

Total barrels
Crude oil transportation	24.7	25.9	50.8	48.6
Crude oil marketing	42.3	36.9	87.9	74.6
Crude oil terminaling	27.8	28.2	60.9	55.6

Lubrication oil volume (total gallons):	2.9	2.3	6.4	5.2

Margin per barrel:
Crude oil transportation	$0.538	$0.435	$0.519	$0.455
Crude oil marketing	0.163	0.175	0.143	0.150
Crude oil terminaling	0.081	0.086	0.082	0.082

Lubrication oil margin (per gallon):	$0.510	$0.580	$0.467	$0.522

Midstream Segment (1):
Gathering - Natural Gas - Jonah
Bcf	83.5	70.5	167.4	144.8
Btu (in trillions)	92.4	78.5	185.3	160.5

Average fee per MMBtu	$0.197	$0.192	$0.198	$0.191

Gathering - Natural Gas - Val Verde
Bcf	36.0	39.9	71.5	81.6
Btu (in trillions)	30.4	33.5	60.2	68.8

Average fee per MMBtu	$0.533	$0.514	$0.537	$0.522

Transportation - NGLs
Total barrels	15.5	14.0	30.1	28.2
Margin per barrel	$0.684	$0.677	$0.683	$0.685

Fractionation - NGLs
Total barrels	1.0	1.0	2.1	2.1
Margin per barrel	$1.867	$1.846	$1.771	$1.788

Sales - Condensate
Total barrels (thousands)	17.9	15.2	59.7	46.0
Margin per barrel	$37.17	$27.43	$34.61	$31.05

(1)    Certain 2003 amounts have been reclassified to conform to current 2004 presentation.

TEPPCO Partners, L.P.

Earnings Estimate 2004

Net Income	$135 million - $165 million

Basic Net Income Per Limited Partner Unit	$1.55 - $1.85

Interest Expense, net	$75 million

Depreciation and Amortization Expense (D&A)	$110 million

TEPPCO’s Pro-rata Percentage of Joint Venture Interest Expense and D&A	$20 million

EBITDA	$340 million - $370 million